Exhibit 99.1

iMedia Reports Preliminary Q2, 2022 Results and Updates Fiscal 2022 Guidance

MINNEAPOLIS, MN – August 22, 2022 – – iMedia Brands, Inc. (“the Company” or “iMedia”) (NASDAQ: IMBI, IMBIL) today announced select preliminary unaudited financial results for the second quarter ended July 30, 2022 and updated its outlook for fiscal 2022. The Company is providing this information in advance of its participation at the D.A. Davidson Big Sky Conference that begins today.

Preliminary Q2 2022 Results and Recent Events:

•	Consolidated net sales are estimated to be $133 million, an increase of approximately 17% compared to the same prior year period and an estimated $25 million below management’s previously provided guidance. The shortfall to guidance is driven primarily by three factors: an estimated $8 million net sales impact from ShopHQ not renewing the Dish Network carriage in the quarter, an estimated $7 million net sales impact from several business divestitures completed in the quarter, and an estimated $6 million net sales impact from the Russian conflict on 123tv net sales in Germany.
•	Unrestricted cash as of July 30, 2022, is estimated to be approximately $20 million, an increase of approximately $8 million compared to the cash balance at the end of Q1 2022.
•	Inventory as of July 30, 2022, is estimated to be approximately $105 million, a decrease of approximately $10 million compared to the inventory balance as of the end of Q1 2022.
•	Net loss is estimated to be $14.3 million, an increase of about $10 million compared to the same prior-year period, driven primarily by the same three previously mentioned factors listed for net sales.
•	Adjusted EBITDA is estimated to be approximately $5 million, a decrease of approximately $3 million compared to the same prior year period, and an estimated $5 million below management’s previous provided guidance. This shortfall to guidance is driven primarily by the same three previously mentioned factors listed for net sales.
•	In Q2, the Company’s Board approved management’s recommendation to further strengthen its balance sheet by executing a sales-leaseback transaction for one or more of its owned properties, including its office buildings in MN and its distribution center buildings in KY, which recently appraised at approximately $45 million in aggregate. Management has begun this process and estimates a transaction will close during Q4 2022. Net proceeds will be used to reduce debt and strengthen the balance sheet.

2022 Full-Year Guidance Update:

For the full-year 2022 net sales, we estimate reporting net sales of approximately $615 million, an increase of approximately 12% compared to the same prior-year period. This is an approximate $60 million reduction from the low end of our previous full-year guidance. This guidance reduction is driven primarily by our estimate that ShopHQ’s Dish Network carriage renewal will not be completed until Q4, the net sales impact from the business divestitures completed in Q2, and our estimate that the Russian conflict will continue to negatively impact 123tv net sales in Germany.

For the full-year 2022 adjusted EBITDA, we estimate reporting adjusted EBITDA of approximately $41 million, which is roughly flat compared to the same prior-year period. This in an approximate $9 million reduction from the low end of our previous full-year guidance, driven primarily by the three previously mentioned factors listed for net sales.

We reiterate our previous guidance that we expect to report positive quarterly earnings per share in Q4 2022.

CEO Commentary:

“This was another solid quarter of profitable growth from our Christopher & Banks omni-channel business and our iMDS online advertising business,” said Tim Peterman, CEO of the Company. “And our flagship entertainment network, ShopHQ, was performing as expected until our negotiations with Dish stalled and we could not finalize the renewal terms by the renewal date. It is a disappointing short-term matter that we are prepared to absorb given our 2022 priority to reduce ShopHQ’s “per sub” annual carriage costs.

Also during the quarter, we completed our previously announced $20 million annualized cost reduction event and we narrowed our operational focus to concentrate exclusively on our four flagship businesses – ShopHQ, Christopher & Banks, iMDS and 123tv. We are an entrepreneurial culture executing a durable growth strategy to build short and long-term shareholder value.”

The foregoing preliminary unaudited financial information is based upon estimates and subject to completion of our financial closing procedures. This financial information has been prepared by management solely on the basis of currently available information. These estimates do not represent and are not a substitute for a comprehensive statement of financial results, and our actual results may differ materially from these estimates because of final adjustments, the completion of our financial closing procedures, including the pending review of the Company’s quarterly financial statements, and other developments after the date of this release.

D.A. Davidson Big Sky Conference: Tim Peterman, CEO, will participate in the D.A. Davidson Big Sky Conference on August 22-23. This includes a fireside chat that will be webcast.

•	Date: Monday, August 22, 2022
•	Time: 2:00 p.m. Mountain time (4:00 p.m. Eastern time)
•	Webcast link: iMedia Brands Big Sky Conference Fireside Chat

Q2 2022 Earnings Conference Call: Our Q2 earnings conference call and webcast is scheduled for Wednesday, August 24, at 8:30 a.m. Eastern time.

•	Date: Wednesday, August 24, 2022
•	Time: 8:30 a.m. Eastern time (7:30 a.m. Central time)
•	U.S. dial-in number: 1-877-407-9039
•	International dial-in number: 1-201-689-8470
•	Conference ID: 1372 9848
•	Webcast link: iMedia Brands 2Q earnings webcast

The conference call and webcast will be broadcast live and available for replay via the investor relations section of the iMedia Brands website at www.imediabrands.com. A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through August 24, 2022.

•	Toll-free replay number: 1-844-512-2921
•	International replay number: 1-412-317-6671
•	Replay ID: 1372 9848

About iMedia Brands, Inc.

iMedia Brands, Inc. (NASDAQ: IMBI, IMBIL) is a leading interactive media Company capitalizing on the convergence of entertainment, ecommerce, and advertising. The Company owns a growing, global portfolio of entertainment, consumer brands and media commerce services businesses that cross promote and exchange data with each other to optimize their consumer engagement experiences and to position the Company as the leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers.

iMedia’s common stock is traded on the NASDAQ Global Market stock exchange under the ticker IMBI. iMedia’s 8.5% bonds are also publicly traded on the NASDAQ Global Market under the ticker IMBIL and pay holders 8.5% interest quarterly in arrears on March 31, June 30, September 30, and December 31.

Investors:

Ken Cooper

kcooper@imediabrands.com

(952) 943-6119

Media:

press@imediabrands.com

(952) 943-6125

Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; one-time customer concessions; restructuring costs; non-cash impairment charges and write downs; transaction, settlement, and integration costs, net; rebranding costs; loss of debt extinguishment; and non-cash share-based compensation expense. The Company has included the “adjusted EBITDA” measure in its EBITDA reconciliation in order to adequately assess the operating performance of its television and online businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that the adjusted EBITDA measure allows investors to make a meaningful comparison between its business operating results over different periods of time with those of other similar companies. In addition, management uses adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. EBITDA and adjusted EBITDA are both non-GAAP measures and should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to adjusted EBITDA in this release. A reconciliation of adjusted EBITDA is not available on a forward-looking basis without unreasonable efforts because we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items, including mergers and acquisitions, other transactions, settlements, integration activities, customer concessions, restructuring activities, and certain tax related events. These items are uncertain, depend on various factors and could have a material impact on earnings and cash flow measures determined in accordance with GAAP for the applicable future period.

IMEDIA BRANDS, INC.
AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

For the Three-Month
Period Ended July 30,
2022
Net Loss	$(14,268)
Adjustments:
Television Broadcast Rights Amortization	5,150
Depreciation and Amortization, other	3,550
Interest, net	3,998
Tax	16
EBITDA (as defined)	$(1,554)
A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$(1,554)
Adjustments:
Transaction, Settlement and Integration costs, net	1,543
Non-Cash Share-Based Compensation	1,124
Loss on Debt Extinguishment	884
Restructuring Costs	3,085
EBITDA, as adjusted	$5,082

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding expected macroeconomic trends and their impact on the Company’s business, the impact of the war in Ukraine, future carriage negotiations with Dish Network, the ability to complete a sale-leaseback transaction for our properties and the sale value of those properties, financial and other guidance and the expected impact of COVID-19 on television retailing are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will, or the negative of these terms and similar expressions to identify forward-looking statements, although not all forward looking-statements contain these words. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; the Company’s ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks described from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.